                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE                    Contact: Donald J. Radkoski or
May 6, 2003                              Mary L. Cusick (614) 491-2225


           BOB EVANS FARMS ANNOUNCES APRIL SAME-STORE SALES, QUARTERLY
                   DIVIDEND AND SHARE REPURCHASE AUTHORIZATION


    COLUMBUS, Ohio - The Bob Evans Farms, Inc. (Nasdaq: BOBE) board of directors during their May 5/May 6 meeting declared a quarterly dividend of eleven cents ($.11) per share on the corporation's outstanding common stock ($.01 par value). The dividend is payable June 2, 2003, to stockholders of record at the close of business on May 16, 2003.

    The company also announced same-store sales for the fiscal 2003 month of April (the five weeks ended April 25). Same-store sales in "core" restaurants (428 stores which were open for the full 12 months in both fiscal years 2001 and 2002) decreased 1.6 percent from the comparable period a year ago. Menu prices for the month were up 2.7 percent.

        The board of directors has approved the repurchase of up to 2 million shares of Bob Evans Farms, Inc. common stock during fiscal 2004, which runs through April 2004. The shares may be purchased from time to time on the open market or through privately negotiated transactions, depending on market conditions. There were approximately 34.5 million shares outstanding at April 25, 2003.

    Bob Evans Farms, Inc. owns and operates 523 full-service, family restaurants in 22 states. Bob Evans Restaurants are primarily located in the East North Central, mid-Atlantic and Southern United States, while Owens Restaurants operate in Texas. The company is also a leading producer and distributor of pork sausage and homestyle convenience food items under the Bob Evans and Owens brand names which are available in 30 states. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com.


    SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
                                      1995
The statements contained in this report which are not historical fact are "forward-looking statements" that involve various important assumptions, risks, uncertainties and other factors which could cause the company's actual results for fiscal 2003 and beyond to differ materially from those expressed in such forward-looking statements. These important factors include, without limitation, changes in hog costs, the possibility of severe weather conditions where the company operates its restaurants, the availability and cost of acceptable new restaurant sites, shortages of restaurant labor, acceptance of the company's restaurant concepts into new geographic areas as well as other risks previously disclosed in the company's securities filings and press releases.